Exhibit 99.1
Biodel Inc. Reports Fourth Quarter and Fiscal Year 2008 Financial Results
DANBURY, Conn., Dec. 10, 2008 – Biodel Inc. (Nasdaq: BIOD) today reported financial results for the fourth quarter and fiscal year ended September 30, 2008 and reviewed recent corporate activities and plans.
Fourth Quarter and Full Year 2008 Financial Results
Biodel reported a net loss for the fourth quarter ended September 30, 2008 of $12.7 million, or $0.53 per share, as compared to a net loss of $8.4 million, or $0.42 per share, for the comparable period in the prior year.
Net loss applicable to common stockholders for the year ended September 30, 2008 was $43.4 million, or $1.94 per share, as compared to $27.0 million, or $1.76 per share for the year ended September 30, 2007.
Research and development expenses were $11.0 million for the three months ended September 30, 2008, compared to $7.1 million for the same period in the prior year. For the 2008 fiscal year, research and development expenses were $32.6 million, compared to $15.9 million for 2007. The increase in quarterly and annual expenses was primarily due to costs related to Biodel’s two pivotal Phase III clinical trials and ongoing extension clinical trials for VIAject™, including $7.8 million related to increased clinical trial expenses in 2008; $3.3 million related to increased manufacturing expenses in 2008 for the process development, scale-up and manufacture of commercial batches of VIAject™ to support the company’s clinical trials and regulatory submissions; and $2.6 million related to increased personnel costs, stock-based compensation expenses and consulting fees. Research and development expenses for the year ended September 30, 2008 include $1.3 million in stock-based compensation expense related to options granted to employees and $0.2 million in stock-based compensation expense related to options granted to non-employees.
General and administrative expenses totaled $3.0 million for the three months ended September 30, 2008, compared to $2.3 million for the same period in the prior year. General and administrative expenses totaled $14.8 million for the year ended September 30, 2008, compared to $8.4 million for the comparable period in the prior year.
Biodel did not recognize any revenue during 2008 and 2007.
At the end of fiscal year 2008, Biodel had cash, cash equivalents and marketable securities of $90.3 million and 23.7 million shares outstanding.
Business Review
In September 2008, the company announced results from a preliminary analysis of the data from two pivotal Phase III clinical trials comparing VIAject™ to Humulin® R in patients with Type 1 and Type 2 diabetes. In the Type 2 trial, the company found that VIAject™ was comparable to Humulin® R in terms of blood glucose control, when measured by the mean change in patients’ HbA1c levels. Additionally, the company reported that Type 2 patients receiving VIAject™, when compared to those receiving Humulin® R, experienced fewer mild and moderate, or non-severe, hypoglycemic events and gained weight at a lower rate. In the Type 1 trial, the company found that VIAject™ was comparable to Humulin® R in terms of blood glucose control among patients in the United States and Germany. However, when HbA1c data from patients in India were included in the analysis, change in HbA1c favored the Humulin® R treatment group. Data from India was shown to be statistically different (treatment by country interaction, p=0.007) which, in the company’s view, made these data not comparable to the data collected in the United States and Germany. The company also reported that Type 1 patients receiving VIAject™, when compared to those receiving Humulin® R, experienced fewer severe hypoglycemic events and lost weight instead of gaining weight. The finding regarding weight was progressive, with patients receiving VIAject continuing to lose weight and patients receiving Humulin® R continuing to gain weight over the course of treatment. Accordingly, Biodel believes VIAject™ may be a safer form of mealtime insulin therapy than is currently available to patients with Type 1 or Type 2 diabetes.
Biodel expects to meet with officials from the U.S. Food and Drug Administration’s Division of Metabolic and Endocrine Drug Products by the end of January 2009 to discuss the submission of a new drug application (NDA) for VIAject™ based on the results of the company’s two pivotal Phase III clinical trials. Biodel is conducting ongoing analyses of all data from both trials that the company expects to complete prior to meeting with the FDA. After meeting with the FDA, the company plans to conduct at least one new clinical trial of VIAject™ in patients with Type 1 diabetes. The determination of whether to submit the NDA prior to or after the new trial will depend on the results of ongoing analyses, expert consultation and regulatory feedback. If Biodel submits the NDA after the completion of the additional trial, the submission would likely be filed no earlier than the second calendar quarter of 2010; if Biodel does not, it intends to submit the NDA by the end of the second calendar quarter of 2009. The company expects to provide an update on its plans by the end of the first calendar quarter of 2009.
Last month, the company reported positive effects of VIAjectTM on microvascular function in patients with Type 2 diabetes which were superior to results seen with regular human insulin and insulin lispro. VIAjectTM was found to be the most effective of the three insulins in improving microvasular blood flow and endothelial function and reducing postprandial oxidative stress. The findings were presented at the Eighth Annual Diabetes Technology Meeting in Bethesda, MD.
During fiscal year 2008, Biodel also raised net proceeds of $46.8 million from the sale of 3.26 million shares of common stock at $15.50 per share.
Upcoming Events
During calendar year 2009, the company plans to:

•	Meet with the FDA and finalize the company’s regulatory strategy for submission of an NDA for VIAject™ (1st calendar quarter)

•	Complete and announce results of a study testing the bioequivalence of four different formulations of VIAject™ in approximately 40 patients with Type 1 diabetes (1st calendar quarter)

•	Initiate another study of VIAject™ in patients with Type 1 diabetes (2nd/3rd calendar quarter)
Conference Call and Webcast Information
Biodel’s senior management will host a conference call on December 10, 2008 beginning at 8am Eastern Standard Time to discuss these results and provide a company update. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-877-852-6575 (United States) or 1-719-325-4815 (international). To access the call by live audio webcast, please log on to the Investor section of the Company’s website at www.biodel.com. An archived version of the audio webcast will be available at Biodel’s website.
About Biodel Inc.
Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for endocrine disorders, such as diabetes and osteoporosis. Biodel’s product candidates are developed using VIAdelTM technology, which reformulates existing FDA-approved peptide drugs. For further information regarding Biodel, please visit the company’s website at www.Biodel.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The company’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, our ability to secure FDA approval for our product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; our ability to market, commercialize and achieve market acceptance for product candidates developed using our VIAdel™ technology; the progress or success of our research, development and clinical programs, the initiation and completion of our clinical trials, the timing of the interim analyses and the timing or success of our product candidates, particularly VIAject™; our ability to secure additional patents for VIAject™ and our other product candidates; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates of future performance; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of those collaborations after consummation, if consummated; the rate and degree of market acceptance and clinical utility of our products; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. The company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.
BIOD-G

Biodel Inc.
(A Development Stage Company)
Balance Sheets
(In thousands, except share and per share amounts)

	September 30,
	2007	2008
ASSETS
Current:
Cash and cash equivalents	$80,022	$64,731
Marketable securities, available for sale	—	25,552
Taxes receivable	—	1,988
Prepaid and other assets	505	1,130

Total current assets	80,527	93,401
Property and equipment, net	1,717	3,931
Intellectual property, net	262	59
Other assets	—	120

Total assets	$82,506	$97,511

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Accounts payable	$2,187	$813
Accrued expenses:
Clinical trial expenses	1,164	4,163
Payroll and related	822	1,420
Accounting and legal fees	335	509
Severance	—	268
Other	680	839
Income taxes payable	95	1,012

Total current liabilities	5,283	9,024
Commitments	—	—
Stockholders’ equity:
Preferred stock, $.01 par value; 50,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 20,160,836 and 23,698,558 issued and outstanding	202	237
Additional paid-in capital	116,854	171,506
Accumulated other comprehensive loss	—	(62)
Deficit accumulated during the development stage	(39,833)	(83,194)

Total stockholders’ equity	77,223	88,487

Total liabilities and stockholders’ equity	$82,506	$97,511

Biodel Inc.
(A Development Stage Company)
Statements of Operations
(In thousands, except share and per share amounts)

				December 3,
				2003
				(Inception) to
	Year Ended September 30,			September 30,
	2006	2007	2008	2008
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	5,987	15,939	32,554	57,726
General and administrative	1,548	8,386	14,800	25,651

Total operating expenses	7,535	24,325	47,354	83,377
Other (income) and expense:
Interest and other income	(182)	(1,902)	(3,010)	(5,103)
Interest expense	78	—	—	78
Loss on settlement of debt	627	—	—	627

Operating loss before tax provision (benefit)	(8,058)	(22,423)	(44,344)	(78,979)
Tax provision (benefit)	10	125	(983)	(845)

Net loss	(8,068)	(22,548)	(43,361)	(78,134)
Charge for accretion of beneficial conversion rights	(603)	—	—	(603)
Deemed dividend — warrants	—	(4,457)	—	(4,457)

Net loss applicable to common stockholders	$(8,671)	$(27,005)	$(43,361)	$(83,194)

Net loss per share — basic and diluted	$(1.05)	$(1.76)	$(1.94)

Weighted average shares outstanding — basic and diluted	8,252,113	15,354,898	22,390,434

Contact:
The Trout Group LLC
Seth D. Lewis, +1 617-583-1308